Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH27001 Registration Statement Nos. 333-270327; 333-270327-01 Dated May 22, 2025; Filed pursuant to Rule 433

Contingent Income Callable Securities Due June    , 2027 Based on the Worst Performing of the Nasdaq-100 Index® , the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	The Nasdaq-100 Index® (ticker symbol: “NDX”), the Russell 2000® Index (ticker symbol: “RTY”) and the S&P 500® Index (ticker symbol: “SPX”)
Stated principal amount:	$1,000 per security
Pricing date:	May 30, 2025
Issue date:	June 4, 2025
Observation period end-dates, potential redemption dates and contingent coupon payment dates:	The expected observation period end-dates, potential redemption dates and contingent coupon payment dates are set forth below:
	Observation period end-dates	Potential redemption dates	Contingent coupon payment dates
	September 2, 2025	September 5, 2025	September 5, 2025
	December 1, 2025	December 4, 2025	December 4, 2025
	March 2, 2026	March 5, 2026	March 5, 2026
	June 1, 2026	June 4, 2026	June 4, 2026
	August 31, 2026	September 3, 2026	September 3, 2026
	November 30, 2026	December 3, 2026	December 3, 2026
	March 1, 2027	March 4, 2027	March 4, 2027
	June 1, 2027 (the “final valuation date”)	N/A	June 4, 2027 (the “maturity date”)
Maturity date:	Unless earlier redeemed by us, June 4, 2027
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 3.05% of the stated principal amount of the securities (12.20% per annum) if and only if a coupon barrier event has not occurred during the related observation period. If a coupon barrier event occurs during an observation period, you will not receive any contingent coupon payment on the related contingent coupon payment date. A coupon barrier event will occur if the closing level of any underlying index is less than its coupon barrier level on any trading day for that underlying index during an observation period.
Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

•

If the final index level of the worst performing underlying index is greater than or equal to its downside threshold level: $1,000

•

If the final index level of the worst performing underlying index is less than its downside threshold level:

$1,000 + ($1,000 × the index return of the worst performing underlying index)

If the final index level of the worst performing underlying index is less than its downside threshold level, you will receive less, and possibly significantly less, than 75.00% of the stated principal amount of your securities at maturity.

Coupon barrier event:	A coupon barrier event will occur with respect to an observation period if the closing level of any underlying index is less than its coupon barrier level on any trading day for that underlying index during that observation period.
Observation periods:	Each observation period will consist of each day from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each day from but excluding the pricing date to and including the first observation period end-date.
Trading day:	For any underlying index, a scheduled trading day for that underlying index on which a market disruption event has not occurred with respect to that underlying index.

Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment, if any
Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Coupon barrier level:	For each underlying index, 75.00% of its initial index level
Downside threshold level:	For each underlying index, 75.00% of its initial index level
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
CUSIP / ISIN:	17333J6H8 / US17333J6H86
Worst performing underlying index:	The underlying index with the lowest index return
Preliminary pricing supplement:	Preliminary pricing supplement dated May 22, 2025

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Index Return of Worst Performing Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40.00%	$1,000.00
+30.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

1 All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $919.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	You will not receive any contingent coupon payment for any quarterly observation period during which a coupon barrier event occurs.
•	The quarterly contingent coupon payment is contingent on the closing level of each underlying index on each trading day throughout the observation periods.
•	The securities are subject to the risks of all of the underlying indices and will be negatively affected if any one of the underlying indices performs poorly, even if the others perform well.
•	You will not benefit in any way from the performance of the better performing underlying indices.
•	You will be subject to risks relating to the relationship among the underlying indices.
•	Higher contingent coupon rates are associated with greater risk.
•	You may not be adequately compensated for assuming the downside risk of the worst performing underlying index.
•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.
•	The securities offer downside exposure to the worst performing underlying index, but no upside exposure to the underlying indices.
•	The payment at maturity depends on the closing level of the worst performing underlying index on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on Citigroup Global Markets Inc.’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Markets Inc. or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Markets Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Markets Inc. or its affiliates, will reflect a temporary upward adjustment.
•	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks.
•	Changes that affect the underlying indices may affect the value of your securities.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.
•	The level of an underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.